Exhibit (h)(5)

FORm of

AMENDMENT #1

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AMENDMENT made this ____ day of _____________, 2015 to the Fund Administration and Accounting Agreement dated September 24, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon, (“BNY Mellon”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, on October 20, 2015, the Board of Trustees of the Trust ratified and approved the creation of two new series of the Trust, the ARK 3D Printing ETF and the ARK Israeli Innovation ETF, and approved the fees payable by each such Fund to BNY Mellon for its services under the Agreement; and

WHEREAS, the Trust desires to add these two new series to the Agreement under the same terms and conditions of the Agreement and BNY Mellon has agreed to add such series to the Agreement; and

WHEREAS, the Trust and BNY Mellon desire to amend Exhibit A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and BNY Mellon agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is hereby replaced with the attached Exhibit A effective as of _______________________.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK ETF TRUST on behalf of each Series identified on Exhibit A attached hereto

By:
Name:	Jane A. Kanter
Title:	President

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Exhibit A

To Fund Administration and Accounting Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of _________________

SERIES

ARK Innovation ETF
ARK Genomic Revolution Multi-Sector ETF
ARK Industrial Innovation ETF
ARK Web x.0 ETF
ARK 3D Printing ETF
ARK Israeli Innovation ETF